Exhibit 99.1

FOR IMMEDIATE RELEASE

Acusphere Licenses Ultrasound Contrast-Related Technology Rights from GE Healthcare

- Strengthens Intellectual Property Position for Lead Product Candidate -

Watertown, MA, June 5, 2006 - Acusphere, Inc. (NASDAQ: ACUS), today announced that it has entered into an agreement to license on a non-exclusive basis various ultrasound-related intellectual property from GE Healthcare, a division of General Electric Company (NYSE:GE). The Agreement provides Acusphere with use of GE’s ultrasound contrast agent patents in combination with Acusphere’s lead product candidate AI-700 in the field of ultrasound contrast agents, as well as any patents that GE acquires in the field within 12 months of the Agreement. The term of this Agreement extends until expiration of the last of the patents licensed under the Agreement. Acusphere is developing AI-700, currently in Phase 3 clinical trials, as an ultrasound contrast agent to support the assessment of myocardial perfusion, or blood flow within the heart muscle, an indication for which no contrast agent is currently approved.

Under the terms of the Agreement, Acusphere paid GE Healthcare $5.0 million at signing and will pay GE Healthcare $5.0 million at the one-year anniversary of the agreement, $5.0 million upon commercial approval (defined as the first to occur of an NDA in the United States or an MAA in Europe) of AI-700, and $5.0 million at the one year anniversary of such commercial approval.

“This Agreement reflects our confidence in the commercial prospects of AI-700 and we remain convinced that AI-700 has the potential to deliver substantial cost and convenience benefits to millions of individuals who are screened for coronary heart disease each year,” stated Sherri Oberg, President and CEO of Acusphere. “We are pleased to have secured a license from GE Healthcare to its ultrasound contrast agent patents in our effort to supplement Acusphere’s existing intellectual property position for

AI-700 which includes patents covering important aspects of the material composition of AI-700; the process for manufacturing AI-700; and innovations in equipment designed to produce AI-700.”

About Acusphere, Inc.

Acusphere (NASDAQ: ACUS) is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microparticle technology.  Acusphere's three initial product candidates are designed to address large unmet clinical needs within cardiology, oncology and asthma.  These product candidates were created using proprietary technology that enables Acusphere to control the porosity and size of nanoparticles and microparticles in a versatile manner that allows particles to be customized to address the delivery needs of a variety of drugs.  Acusphere's lead product candidate, AI-700, is a cardiovascular drug in Phase 3 clinical development.  AI-700 is designed to enable ultrasound to compete more effectively with nuclear stress testing, the leading procedure for detecting coronary heart disease.  An estimated 11.9 million procedures are done each year in the U.S. to detect coronary heart disease, the leading cause of death in the United States.  For more information about Acusphere visit the Company's web site at www.acusphere.com. "Acusphere" is a trademark of Acusphere, Inc.

Forward-looking Statements

The above press release contains forward-looking statements regarding the application of Acusphere’s proprietary microparticle technology which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release, including statements relating to the regulatory approval and commercial prospects of AI-700 and to the benefits of intellectual property licensed in conjunction with AI-700, constitute forward-looking statements which involve risks and uncertainties. The Company's actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including anticipated operating losses and existing capital obligations, uncertainties associated with research, development, testing and related regulatory approvals, including uncertainties regarding the ultimate outcome of Acusphere's Phase 3 clinical trials for AI-700 and uncertainties regarding the number of patients required to complete the Phase 3 clinical trials, unproven markets, future capital needs and uncertainty of additional financing, lack of sales and marketing experience, uncertainties associated with intellectual property, uncertainties regarding the cost, timing and ultimate success of the qualification of the Company's commercial manufacturing facility in accordance with applicable regulatory requirements, complex manufacturing, high quality requirements, lack of commercial manufacturing experience, dependence on third-party manufacturers, suppliers and collaborators, competition, loss of key personnel, uncertainties associated with market acceptance and adequacy of reimbursement, technological change and government regulation, and other risks and challenges detailed in the Company's filings with the U.S. Securities and Exchange Commission, including the Company's Quarterly  Report on Form 10-Q  for the period ended March  31, 2006. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events.

#   #   #

Acusphere Contact: John F. Thero Sr. Vice President and CFO or Stephen Schultz Director, Corporate Communications	Tel: (617) 648-8800 Investors: Tel: (617) 925-3444 Email: IR@acusphere.com Media: (617) 648-8800